Filed Pursuant to Rule 433

Registration No. 333-142796

Issuer Free Writing Prospectus dated April 2, 2008

Relating to Preliminary Prospectus Supplement dated April 2, 2008

ORACLE CORPORATION

PRICING TERM SHEET

4.950% Notes due April 15, 2013 (“2013 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$1,250,000,000.00
Maturity:	April 15, 2013
Coupon:	4.950%
Price to Public:	99.964%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Day Count Convention:	30/360
Benchmark Treasury:	2.500% due March 2013
Benchmark Treasury Yield:	2.738%
Spread to Benchmark Treasury:	+ 222 basis points
Yield:	4.958%
Make-Whole Call:	The 2013 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2013 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 35 basis points.
Trade Date:	April 2, 2008
Settlement Date:	April 9, 2008 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	A2/A/A, Moody’s/S&P/Fitch
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Mitsubishi UFJ Securities International plc
Mizuho Securities USA Inc.
Wachovia Capital Markets, LLC
Co-Managers:	BMO Capital Markets Corp.
BNY Capital Markets, Inc.
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
Lehman Brothers Inc.
RBC Capital Markets Corporation
SG Americas Securities, LLC
UniCredit Capital Markets, Inc.
Wells Fargo Securities, LLC

5.750% Notes due April 15, 2018 (“2018 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$2,500,000,000.00
Maturity:	April 15, 2018
Coupon:	5.750%
Price to Public:	99.953%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Day Count Convention:	30/360
Benchmark Treasury:	3.500% due February 2018
Benchmark Treasury Yield:	3.606%
Spread to Benchmark Treasury:	+ 215 basis points
Yield:	5.756%
Make-Whole Call:	The 2018 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2018 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 35 basis points.
Trade Date:	April 2, 2008
Settlement Date:	April 9, 2008 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	A2/A/A, Moody’s/S&P/Fitch
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Mitsubishi UFJ Securities International plc
Mizuho Securities USA Inc.
Wachovia Capital Markets, LLC
Co-Managers:	BMO Capital Markets Corp.
BNY Capital Markets, Inc.
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
Lehman Brothers Inc.
RBC Capital Markets Corporation
SG Americas Securities, LLC
UniCredit Capital Markets, Inc.
Wells Fargo Securities, LLC

6.500% Notes due April 15, 2038 (“2038 Notes”)

Issuer:	Oracle Corporation
Principal Amount:	$1,250,000,000.00
Maturity:	April 15, 2038
Coupon:	6.500%
Price to Public:	99.828%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008
Day Count Convention:	30/360
Benchmark Treasury:	5.000% due May 2037
Benchmark Treasury Yield:	4.393%
Spread to Benchmark Treasury:	+ 212 basis points
Yield:	6.513%
Make-Whole Call:	The 2038 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2038 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 35 basis points.
Trade Date:	April 2, 2008
Settlement Date:	April 9, 2008 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	A2/A/A, Moody’s/S&P/Fitch
Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated
Senior Co-Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Mitsubishi UFJ Securities International plc
Mizuho Securities USA Inc.
Wachovia Capital Markets, LLC
Co-Managers:	BMO Capital Markets Corp.
BNY Capital Markets, Inc.
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBC Capital Markets Corporation
SG Americas Securities, LLC
UniCredit Capital Markets, Inc.
Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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